                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-72453

PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 3, 1999)                                June 11, 1999

--------------------------------------------------------------------------------
                               (Euro)750,000,000

                         Household Finance Corporation

                         5 1/8% Notes Due June 24, 2009

--------------------------------------------------------------------------------

The Notes will bear interest from June 24, 1999, at the rate of 5 1/8% per annum, payable annually on June 24, commencing June 24, 2000. The Notes will not be redeemable prior to maturity unless certain events occur involving United States taxation.

Beneficial owners of the Notes that are not United States persons must certify they are non-United States persons in order to receive payments on those Notes free of United States withholding tax. See "Certain United States Tax Documentation Requirements" in the accompanying Prospectus.

Application has been made to list the Notes on the Luxembourg Stock Exchange.

Neither the Securities and Exchange Commission nor any states securities commission nor the Luxembourg Stock Exchange has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

                Public Offering             Underwriting                Proceeds to
                     Price                    Discounts                   Company
--------------------------------------------------------------------------------------
Per Note            99.008%                     .450%                     98.558%
Total          (Euro)742,560,000           (Euro)3,375,000           (Euro)739,185,000
--------------------------------------------------------------------------------------

The Underwriters are offering the Notes subject to various conditions. The Underwriters expect to deliver the Notes, in book-entry form only, to purchasers through The Depository Trust Company, Cedelbank or the Euroclear System, as the case may be, on or about June 24, 1999.

                          Joint Book-Running Managers

Deutsche Bank                                                Warburg Dillon Read

                                 ------------

                                Co-Lead Managers

Credit Suisse First Boston                    Salomon Smith Barney International

                                 ------------

                                  Co-Managers

ABN AMRO          Paribas                   Westdeutsche Landesbank Girozentrale

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Use of Proceeds............................................................  S-4
Ratio of Earnings to Fixed Charges.........................................  S-4
Capitalization of HFC......................................................  S-4
Selected Financial Information of HFC......................................  S-5
Currency Conversions and Foreign Exchange Risks............................  S-6
Description of Notes.......................................................  S-7
Clearing and Settlement.................................................... S-12
United States Federal Taxation............................................. S-15
Underwriting............................................................... S-18
Notice to Canadian Residents............................................... S-19
Legal Opinions............................................................. S-20
Experts.................................................................... S-20
General Information........................................................ S-21

                                  Prospectus

About This Prospectus......................................................    2
Where You Can Find More Information........................................    2
Special Note Regarding Forward-Looking Statements..........................    2
Household Finance Corporation..............................................    3
Use of Proceeds............................................................    3
Ratio of Earnings to Fixed Charges.........................................    3
Description of Debt Securities.............................................    4
Description of Warrants....................................................   13
Certain United States Tax Documentation Requirements.......................   14
United States Taxation of Non-United States Persons........................   16
Plan of Distribution.......................................................   18
ERISA Matters..............................................................   18
Legal Opinions.............................................................   19
Experts....................................................................   19

                               ----------------

   You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Company has not authorized anyone to provide you with information different from that contained in this Prospectus Supplement and the accompanying Prospectus. The Company is offering to sell the Notes, and seeking offers to buy the Notes, only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus Supplement and the accompanying Prospectus is accurate only as of the date of this Prospectus Supplement and the date of the accompanying Prospectus, regardless of the time of delivery of this Prospectus Supplement or any sales of the Notes. In this Prospectus Supplement and the accompanying Prospectus, the "Company" and "HFC" refer to Household Finance Corporation.

   The Notes are offered globally for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers. See "Underwriting."

   This Prospectus Supplement and the accompanying Prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to the Company. The Company accepts responsibility for the information contained in this Prospectus Supplement and the accompanying Prospectus and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement herein or in the Prospectus misleading in any material respect.

   The underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Such transactions may include stabilizing, purchasing Notes to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

   The distribution of this Prospectus Supplement and Prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this Prospectus Supplement and the Prospectus come should inform themselves about and observe any such restrictions. This Prospectus Supplement and the Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting."

   References herein to "$" and "dollars" are to the currency of the United States and references to "(Euro)" and "Euro" mean the lawful currency of the member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Communities as amended by the Treaty of European Union.

   HFC will provide without charge to each person (including any beneficial owner), on the written or oral request of any such person, a copy of any or all documents referred to under the heading "Where You Can Find More Information" in the accompanying Prospectus (other than exhibits to such documents). Requests should be directed to: Household Finance Corporation, 2700 Sanders Road, Prospect Heights, Illinois 60070, Attention: Office of the Secretary, Telephone: 847-564-5000. In addition, such documents are also available free of charge at the office of Banque Internationale a Luxembourg societe anonyme, 69, route d' Esch, L-2953 Luxembourg.

                                USE OF PROCEEDS

   HFC will apply the net proceeds (estimated to be approximately
(Euro)738,585,000) from the sale of the Notes to its general funds to be used in its financial services business, including the funding of investments in, or extensions of credit to, affiliates of HFC. Pending such applications, the net proceeds will be used initially to reduce outstanding commercial paper of HFC. The proceeds of such commercial paper are used in connection with HFC's financial services business.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The ratio of earnings to fixed charges for the three months ended March 31, 1999 and March 31, 1998 was 1.66 and 2.01, respectively. See "Ratio of Earnings to Fixed Charges" in the accompanying Prospectus for additional information.

                             CAPITALIZATION OF HFC

   The following table sets forth the unaudited consolidated capitalization of HFC at March 31, 1999. The table should be read in conjunction with HFC's consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See "Where You Can Find More Information" in the accompanying Prospectus. All amounts are stated in millions of U.S. dollars. Since March 31, 1999 there has been no material change in the consolidated capitalization of HFC.

                                                                       March
                                                                      31, 1999
                                                                     ---------
Commercial paper, bank and other borrowings......................... $ 8,306.8
Senior and senior subordinated debt (with original maturities over one year) (1)......................................................  27,794.5
                                                                     ---------
Total debt..........................................................  36,101.3
                                                                     ---------
Common shareholder's equity:
  Common stock, $1.00 par value, 1,000 shares authorized, issued and
   outstanding, and additional paid-in capital (2)..................   2,960.3
  Retained earnings.................................................   2,788.2
  Accumulated other comprehensive income, net of tax................      (9.3)
                                                                     ---------
    Total common shareholder's equity...............................   5,739.2
                                                                     ---------
      Total capitalization.......................................... $41,840.5
                                                                     =========

--------
(1) This table does not reflect the issuance of the Notes offered hereby.
(2) All of HFC's authorized common stock is owned by Household International.

                     SELECTED FINANCIAL INFORMATION OF HFC

   The financial information which is set forth below as of and for the two years ended December 31, 1998 has been derived from the consolidated financial statements and notes thereto of HFC and its subsidiaries as set forth in HFC's Annual Report on Form 10-K for the year ended December 31, 1998, which have been audited by Arthur Andersen LLP, independent certified public accountants. HFC's Form 10-K is incorporated herein by reference. The financial information which is set forth below as of March 31, 1999 and for the three months ended March 31, 1999 and 1998 are unaudited and should be read in conjunction with HFC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, which is incorporated by reference herein. Operating results for the three months ended March 31, 1999 should not be considered indicative of the results for any future quarters or the year ending December 31, 1999. All consolidated financial information of HFC and its subsidiaries presented below is qualified in its entirety by the detailed information and financial statements included in the documents referred to under "Where You Can Find More Information" in the accompanying Prospectus. All amounts are stated in millions of U.S. dollars.

                       Consolidated Statements of Income

                                              Three Months       Year Ended
                                             Ended March 31,    December 31,
                                            ----------------- -----------------
                                              1999     1998     1998     1997
                                            -------- -------- -------- --------
                                               (Unaudited)
Finance income............................. $1,180.2 $1,115.7 $4,581.4 $4,205.1
Other interest income......................     16.6      8.7     36.5     35.1
Interest expense...........................    506.7    500.2  1,995.5  1,853.5
                                            -------- -------- -------- --------
Net interest margin........................    690.1    624.2  2,622.4  2,386.7
Provision for credit losses on owned
 receivables...............................    331.7    336.6  1,253.1  1,252.1
                                            -------- -------- -------- --------
Net interest margin after provision for
 credit losses.............................    358.4    287.6  1,369.3  1,134.6
                                            -------- -------- -------- --------
Securitization income......................    192.2    323.3  1,058.5  1,232.0
Insurance revenues.........................     92.0     91.4    352.9    352.9
Investment income..........................     37.5     37.2    146.7    152.6
Fee income.................................     99.6    125.8    498.7    514.8
Other income...............................     70.7     86.5    239.2    310.5
Gain on sale of Beneficial Canada..........      --     189.4    189.4      --
                                            -------- -------- -------- --------
Total other revenues.......................    492.0    853.6  2,485.4  2,562.8
                                            -------- -------- -------- --------
Salaries and fringe benefits...............    221.5    250.7    921.7    925.3
Occupancy and equipment expense............     53.4     75.7    266.3    295.9
Other marketing expenses...................     42.1     64.9    205.8    280.7
Other servicing and administrative
 expenses..................................     94.9    130.7    417.8    656.5
Amortization of acquired intangibles and
 goodwill..................................     36.1     41.2    168.8    143.4
Policyholders' benefits....................     58.8     57.5    207.6    236.6
Merger and integration related costs.......      --       --   1,000.0      --
                                            -------- -------- -------- --------
Total costs and expenses...................    506.8    620.7  3,188.0  2,538.4
                                            -------- -------- -------- --------
Income before income taxes.................    343.6    520.5    666.7  1,159.0
Income taxes...............................    121.8    196.0    361.8    391.9
                                            -------- -------- -------- --------
Net income(1).............................. $  221.8 $  324.5 $  304.9 $  767.1
                                            ======== ======== ======== ========

--------
(1) Net operating income, which excludes merger and integration related costs and the gain on the sale of Beneficial Canada, was $206.0 million for the three months ended March 31, 1998 and $937.4 million for the year ended December 31, 1998.

                          Consolidated Balance Sheets

                                                               December 31,
                                                 March 31,  -------------------
                                                   1999       1998      1997
                                                ----------- --------- ---------
                                                (Unaudited)
Assets
Cash...........................................  $   311.1  $   428.4 $   545.3
Investment securities..........................    3,588.4    2,944.4   2,336.8
Receivables, net...............................   35,536.1   34,283.2  32,152.5
Advances to parent company and affiliates......      235.9      494.0      10.5
Acquired intangibles and goodwill, net.........    1,648.6    1,682.7   1,777.9
Properties and equipment, net..................      377.0      376.9     464.8
Real estate owned..............................      229.9      235.1     187.8
Other assets...................................    1,845.3    1,918.3   1,973.3
                                                 ---------  --------- ---------
  Total assets.................................  $43,772.3  $42,363.0 $39,448.9
                                                 =========  ========= =========
Liabilities and Shareholder's Equity
Deposits.......................................        --         --  $   555.3
Commercial paper, bank and other borrowings....  $ 8,306.8  $ 7,143.1   9,547.1
Senior and senior subordinated debt (with
 original maturities over one year)............   27,794.5   27,186.1  20,909.2
                                                 ---------  --------- ---------
  Total debt...................................   36,101.3   34,329.2  31,011.6
Insurance policy and claim reserves............    1,139.4    1,076.2   1,182.3
Other liabilities..............................      792.4    1,147.2   1,451.3
                                                 ---------  --------- ---------
  Total liabilities............................   38,033.1   36,552.6  33,645.2
Common shareholder's equity....................    5,739.2    5,810.4   5,803.7
                                                 ---------  --------- ---------
  Total liabilities and shareholder's equity...  $43,772.3  $42,363.0 $39,448.9
                                                 =========  ========= =========

                CURRENCY CONVERSIONS AND FOREIGN EXCHANGE RISKS

Currency Conversions

   Initial purchasers of the 5 1/8% Notes due June 24, 2009 (the "Notes") are required to make payment in Euro. The underwriters are prepared to arrange for the conversion of U.S. dollars into Euro to enable investors in the United States to make payment in Euro. Each such conversion will be made by an underwriter on such terms and subject to such conditions, limitations and charges as such underwriter may from time to time establish in accordance with its regular foreign exchange practices, and subject to applicable United States laws and regulations. All costs of conversions will be borne by such investors. See "Description of Notes--Payments" and "--Foreign Exchange Risks."

   Investors may be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. For further information as to such consequences, see "--Foreign Exchange Risks" and "United States Federal Taxation."

Foreign Exchange Risks

   An investment in the Notes that are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the "home currency") entails significant risks not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the Euro and the possibility of the imposition or modification of foreign exchange controls with respect to the dollar or Euro. Such risks generally depend on events over which the Company has no control, such as economic and political events and the supply of and demand for the dollar or Euro and the home currency. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future.

Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the Notes. Depreciation of the Euro against the relevant home currency could result in a decrease in the effective yield of a particular note below its coupon rate and, in certain circumstances could result in a loss to the investor on a home currency basis.

   This description of foreign currency risks does not describe all of the risks of an investment in notes denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisers as to the risks involved in an investment in the Notes.

                             DESCRIPTION OF NOTES

General

   The following description of the terms of the Notes offered hereby (referred to in the Prospectus as the "Offered Debt Securities") supplements, and to the extent inconsistent therewith amends, insofar as such description relates to the Notes, the description of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The Notes are part of the Debt Securities registered by the Company with the Securities and Exchange Commission to be issued on terms to be determined at the time of sale. The Notes constitute senior unsecured debt of the Company and will rank on a parity with all other senior unsecured debt of the Company and prior to all subordinated debt. The Notes are to be issued as a series of Senior Debt Securities under an Indenture dated as of November 1, 1994 (the "Indenture"), between the Company and The Bank of New York, as Trustee, which is more fully described in the accompanying Prospectus under "Description of Debt Securities--Senior Debt Securities."

   The Notes are not subject to redemption by the Company prior to maturity unless certain events occur involving U.S. taxation. See "Description of Notes--Redemption for Tax Reasons."

   The Notes will be issued in an aggregate principal amount of
(Euro)750,000,000. The Notes will mature on June 24, 2009. At maturity, the amount due and payable on the Notes will be equal to 100% of their principal amount outstanding, together with interest accrued but unpaid thereon to such maturity date.

Interest

   The Notes bear interest from June 24, 1999 at the rate of 5 1/8% per annum. Interest on the Notes will be payable annually in arrears on June 24, commencing on June 24, 2000, unless any payment would otherwise fall on a day which is not a Business Day (as defined below), in which case the payment shall be made on the next Business Day and no further interest shall be paid in respect of the delay in such payment.

   Whenever it is necessary to compute any amount of accrued interest in respect of the Notes for a period of less than a full year, such interest shall be calculated on the basis of the actual number of days in the relevant interest period divided by 365 or (in the case of a leap year) 366 days, as the case may be.

Form, Denomination and Transfer

   The Notes will be represented by two permanent global Notes without interest coupons. One global Note will be issued to a common depositary (the "CD Global Note") for Cedelbank and Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"). The CD Global Note will be issued in registered form in the nominee name of a common depositary for Cedelbank and Euroclear and will represent the Notes held by owners of beneficial interests that elect to hold Notes through financial institutions that are Participants in Cedelbank and Euroclear. A second global Note will be issued in registered form in the name of Cede & Co., as nominee of The Depository Trust Company ("DTC"). The DTC Global Notes (the "DTC Global Note") will be kept in custody by Deutsche Bank AG New York ("Deutsche Bank New York") or any successor, as custodian for DTC. The DTC Global Note will represent the Notes held by owners of beneficial interests that elect to hold Notes through financial institutions that are participants in DTC.

Together, the Notes represented by the CD Global Note and the DTC Global Note will equal the aggregate principal amount of the Notes outstanding at any time. The amount of Notes represented by each of the CD Global Note and the DTC Global Note is evidenced by the register (the "Register") maintained for that purpose by the Registrar (as defined under "--Registrar and Paying Agent").

   The Notes will be sold in minimum denominations of (Euro)1,000 and integral multiples thereof.

   Transfers of Notes (a) between Cedelbank or Euroclear Participants on the one hand and DTC Participants (such "Participants" as defined under "Clearing and Settlement--Certification and Custody") on the other hand shall be recorded in the Register and shall be effected by an increase or a reduction in the aggregate amount of Notes represented by the DTC Global Note and the CD Global Note, as the case may be; (b) between Cedelbank Participants and Euroclear Participants shall be effected in accordance with procedures established for this purpose by Cedelbank and Euroclear and (c) between DTC Participants shall be effected in accordance with procedures established for this purpose by DTC.

   Transfers of Notes or exchanges of Notes in the manner set forth pursuant to clause (a) in the preceding paragraph may not be effected during the period commencing at the close of business on the Record Date as defined under "Description of Notes--Payments" and ending on the related payment date (both dates inclusive).

   The Notes will not be exchangeable for definitive Notes except in the limited circumstances described in the accompanying Prospectus. In the event definitive Notes are issued, the holders thereof will be able to receive payments thereon and effect transfers thereof at the offices of Banque Internationale a Luxembourg or its successor as paying agent in Luxembourg with respect to the Notes. The Company has appointed Banque Internationale a Luxembourg as a paying agent and transfer agent in Luxembourg with respect to the Notes, and as long as the Notes are listed on the Luxembourg Stock Exchange, the Company will maintain a paying agent and transfer agent in Luxembourg and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "Description of Notes--Notices."

Title

   Subject to applicable law and the terms of the Indenture, the Company, the Registrar and any paying agent will treat the person in whose name the DTC Global Note is registered, initially Cede & Co., as owner of such Note for the purpose of receiving payments of principal and interest on the Note and for all other purposes whatsoever and will treat the person in whose name the CD Global Note (together with the DTC Global Note, the "Global Notes") is registered, initially a common depositary for Cedelbank and Euroclear (together with the person in whose name the DTC Global Note is registered, the "holders"), as owner of such Note for the purpose of receiving payments of principal and interest on the Notes. Therefore, none of the Company, the Registrar or any paying agent has any direct responsibility or liability for the payment of principal of or interest on the Notes to owners of beneficial interests in the DTC Global Note and the CD Global Note.

Payments

   Payments of principal of, and interest on, the Notes shall be made on the relevant payment date to the holders of the Global Notes in Euro as set forth below. The amount of payments to Cedelbank and Euroclear and to DTC shall correspond to the aggregate principal amount of Notes represented by the CD Global Note and the DTC Global Note, respectively, as established by the Registrar at the close of business on the relevant Record Date. Payments of principal shall be made upon surrender of the CD Global Note and the DTC Global Note, as the case may be, to the Registrar.

   Any owner of beneficial interests in the DTC Global Note (a "DTC Noteholder") shall receive payments of principal and interest in respect of the Notes in U.S. dollars, unless such DTC Noteholder elects to receive payments in Euro in accordance with the procedures set out below. To the extent that DTC Noteholders shall not have made such election in respect of any payment of principal or interest, the aggregate amount designated for all such DTC Noteholders in respect of any such payment (the "Euro Conversion Amount") shall be converted by the Registrar into U.S. dollars and paid by wire transfer of same day funds to the registered holder of the DTC Global Note for payment through DTC's settlement system to the relevant DTC Participants. All costs of any such conversion shall be deducted from such payments. Any such conversion shall be based on the Registrar's bid quotation, at or prior to 11:00 a.m. New York time, on the second New York Business Day (as used herein, New York Business Day refers to any day which is not a Saturday or Sunday or a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York) preceding the relevant payment date, for the purchase by the Registrar of U.S. dollars with Euro in an amount equal to the Euro Conversion Amount for settlement on such payment date. If such bid quotation is not available, the Registrar shall obtain a bid quotation from a leading foreign exchange bank in The City of New York selected by the Registrar for such purpose after consultation with the Company. If no bid quotation from a leading foreign exchange bank is available, payment of the Euro Conversion Amount will be in Euro to the account or accounts specified by DTC to the Registrar. Until such account or accounts are so specified, the funds still held by the Registrar shall bear interest at the rate of interest quoted by the Registrar for deposits with it on an overnight basis to the extent that the Registrar is reasonably able to reinvest such funds.

   Any DTC Noteholder may elect to receive payment of principal and interest with respect to the Notes in Euro by causing DTC to notify the Registrar by the time specified below of (i) such DTC Noteholder's election to receive all or a portion of such payment in Euro and (ii) wire transfer instructions to a Euro account in a principal financial center of a member state of the European Union that participates in the European Economic and Monetary Union. Such election in respect of any payment shall be made by the DTC Noteholder at the time and in the manner required by the DTC procedures applicable from time to time and shall, in accordance with such procedures, be irrevocable. DTC's notification of such election and wire transfer instructions and of the amount payable in Euro pursuant to this paragraph must be received by the Registrar prior to 5:00 p.m. New York time on the fifth New York Business Day in the case of interest and prior to 5:00 p.m. New York time on the eighth New York Business Day prior to the payment date for the payment of principal. Any payment under this paragraph in Euro shall be made by wire transfer of same-day funds to the Euro accounts designated in accordance with (ii) above.

   All payments made by the Company to the holders of the Global Notes shall discharge the liability of the Company under the Notes to the extent of the sums so paid.

   The record date (the "Record Date") for purposes of blocking transfers between the CD Global Note and DTC Global Note and payments of principal and interest to the holder of the relevant Global Note shall be, in respect of each such payment, the earlier of the following dates: (a) the date determined in accordance with the conventions observed by Euroclear and Cedelbank from time to time for the entitlement of their Participants to payments in respect of debt securities denominated in Euro and represented by permanent global certificates (currently the relevant due date), and (b) the tenth New York Business Day preceding the relevant due date. Transfers or exchanges of Notes between the CD Global Note and DTC Global Note may not be effected during the period commencing at the close of business on the Record Date and ending on the related payment date (both dates inclusive).

   If any due date for payment of principal or interest in Euro in respect of any Notes is not a Business Day, such payment will not be made until the next following Business Day, and no further interest shall be paid in respect of the delay in such payment. "Business Day" means any day, other than a Saturday or Sunday, that meets each of the following applicable requirements: the day is (a) not a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York or London, England, and
(b) a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System ("TARGET") is operating.

Registrar and Paying Agent

   The Company has appointed Deutsche Bank Aktiengesellschaft as registrar (as such, the "Registrar"). The Company may at any time vary or terminate the appointment of the Registrar or any paying agent or approve any change in the office through which they act, provided that there shall at all times be a Registrar, and provided further that so long as the Notes are listed on any stock exchange (and the rules of such stock exchange so require), the Company will maintain a paying agent with offices in the city in which such stock exchange is located.

   The Registrar and any paying agent in such capacities are acting exclusively as agents of the Company and do not have any legal relationship of any nature with or accountability to the holders of the Notes.

Notices

   Notices to holders of the Notes will be sent by mail to the registered holders and will be published, whether the Notes are in global or definitive form, and so long as the Notes are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the Notes are listed on the Luxembourg Stock Exchange, any change in the Luxembourg Paying Agent and Transfer Agent will be published in Luxembourg in the manner set forth above.

Further Issues

   The Company may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes ranking pari passu with the Notes and with identical terms in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further Notes or except for the first payment of interest following the issue date of such further Notes) in order that such further Notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

Payment of Additional Amounts

   The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes, such additional amounts ("Additional Amounts") as are necessary in order that the net payment by the Company or a paying agent of the principal of and interest on the Notes to a holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

     (1) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, partner, member or shareholder of the holder if the holder is an estate, trust, partnership, limited liability company or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

       (a) being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

       (b) having a current or former relationship with the United States, including a relationship as a citizen or resident or being treated as a resident thereof;

       (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax or a private foundation or other tax exempt organization;

       (d) being or having been a "10-percent shareholder" of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision; or

       (e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

     (2) to any holder that is not the sole beneficial owner of the Note, or a portion thereof, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

     (3) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such Note, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

     (4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

     (5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

     (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

     (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent;

     (8) to any tax, assessment or other governmental charge that would not have been imposed or withheld but for an election by the holder the effect of which is to make the payment of the principal of or interest on any Note subject to United States federal income tax; or

     (9) in the case of any combination of items (1), (2), (3), (4), (5),
  (6), (7) and (8).

   The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "Description of Notes--Redemption for Tax Reasons," the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

   As used herein under the headings "Payment of Additional Amounts," "Description of Notes--Redemption for Tax Reasons" and "United States Federal Taxation" and in the accompanying Prospectus under the headings "Certain United States Tax Documentation Requirements" and "United States Taxation of Non-United States Persons" the term "United States" means the United States of America (including the States and the District of Columbia). "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons will also be a United States person. "Non-United States person" means a person who is not a United States person.

Redemption for Tax Reasons

   If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this Prospectus Supplement, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay Additional Amounts as described herein under the heading "Description of Notes--Payment of Additional Amounts," then the Company may, at its option redeem, as a whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid thereon to the date fixed for redemption.

                            CLEARING AND SETTLEMENT

Certification and Custody

   Clearing and settlement arrangements, including the existing links between Cedelbank and Euroclear and between these systems and DTC, will provide investors access to three major clearing systems. The Notes will be represented by global Notes which will not be exchangeable for definitive Notes representing individual Notes. The CD Global Note, to be held by a common depositary for Cedelbank and Euroclear, will be issued in registered form in the nominee name of the common depositary and will represent the Notes held by owners of beneficial interests therein electing to hold Notes through financial institutions that are participants in Cedelbank or Euroclear ("Cedelbank and Euroclear Participants"). The DTC Global Note, which will be held by Deutsche Bank New York as custodian for DTC, will be issued in registered form in the name of DTC's nominee Cede & Co. and will represent the Notes held by owners of beneficial interests therein electing to hold Notes through financial institutions that are participants in DTC ("DTC Participants").

   Together, the Notes represented by the CD Global Note and the DTC Global Note will equal the total aggregate principal amount of the Notes outstanding at any time. When subsequent secondary market sales settle between the Cedelbank or Euroclear Participants and DTC Participants, such sales shall be recorded in the Register and shall be reflected by respective increases and decreases in the CD Global Note and the DTC Global Note.

   Deutsche Bank Aktiengesellschaft, Frankfurt am Main, as the Registrar, provides the link between the common depositary for Cedelbank and Euroclear and DTC through Deutsche Bank New York.

   Owners of beneficial interests in the CD Global Note or the DTC Global Note will not be entitled to have Notes registered in their names, and will not be entitled to receive physical delivery of definitive Notes representing individual Notes, except as provided above in "Description of Notes--Form, Denomination and Transfer."

Payments

   Principal and interest payments on the Notes will be made by the Company through the Registrar to Cedelbank and Euroclear as the holder of the CD Global Note and to Cede & Co. as the holder of the DTC Global Note in Euro. Any DTC Noteholder shall receive payments of principal and interest in respect of the Notes in U.S. dollars, unless such DTC Noteholder elects to receive payments in Euro as set forth under "Description of Notes--Payments." All payments duly made by the Company to the holder of the CD Global Note and to, or to the order of, Cede & Co. as the holder of the DTC Global Note, shall discharge the liability of the Company under the Notes to the extent of the sum or sums so paid. Therefore, after such payments have been duly made, none of the Company, the Registrar or any paying agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Global Notes. Payments by DTC Participants and Indirect DTC Participants (as defined under "--The Clearing Systems--DTC" below) to owners of beneficial interests in the DTC Global Note will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of the DTC Participants or Indirect DTC Participants. None of the Company, the Registrar or any paying agent will have any responsibility or liability for any aspect of the records of DTC relating to or payments made by DTC on account of beneficial interests in the DTC Global Note or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests. Payments to owners of interests in the CD Global Note will be made in accordance with customary practices of Cedelbank and Euroclear.

The Clearing Systems

   The clearing systems have advised the Company as follows:

   DTC. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC Participants and to facilitate the clearance and settlement of transactions between DTC Participants through electronic book-entry changes in accounts of DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include certain of the underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and may in the future include certain other organizations. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly ("Indirect DTC Participants").

   Transfers of ownership or other interests in Notes in DTC may be made only through DTC Participants. Indirect DTC Participants are required to effect transfers through a DTC Participant. In addition, beneficial owners of Notes in DTC will receive all distributions of principal of and interest on the Notes from the Registrar through such DTC Participant.

   Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants, and, because owners of beneficial interests in the Notes holding through DTC will hold interests in the Notes through DTC Participants or Indirect DTC Participants, the ability of such owners of beneficial interests to pledge Notes to persons or entities that do not participate in DTC, or otherwise take actions with respect to such Notes, may be limited.

   Ownership of interests in the DTC Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC, the DTC Participants and the Indirect DTC Participants. The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the DTC Global Note is limited to such context.

   DTC's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed Participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, DTC's ability to properly perform its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others.

   Cedelbank. Cedelbank is incorporated under the laws of Luxembourg as a professional depository. Cedelbank holds securities for Cedelbank Participants and facilitates the clearance and settlement of securities transactions between Cedelbank Participants through electronic book-entry changes in accounts of Cedelbank

Participants, thereby eliminating the need for physical movement of certificates. Cedelbank provides to Cedelbank Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic markets in several countries. As a professional depositary, Cedelbank is subject to regulation by the Luxembourg Monetary Institute. Cedelbank Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include these underwriters. Indirect access to Cedelbank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedelbank Participant either directly or indirectly.

   Distributions with respect to Notes held beneficially through Cedelbank will be credited to cash accounts of Cedelbank Participants in accordance with its rules and procedures, to the extent received by Cedelbank.

   Euroclear. Euroclear was created in 1968 to hold securities for Euroclear Participants and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

   The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

   Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Euroclear Terms and Conditions"). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

   Distributions with respect to Notes held beneficially through Euroclear will be credited to the Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.

Global Clearance and Settlement Procedures

   Primary Market. The CD Global Note and the DTC Global Note, respectively, will be delivered at initial settlement to the common depositary on behalf of Cedelbank and Euroclear and Deutsche Bank New York (as custodian for DTC), respectively. Customary settlement procedures will be followed for participants of each clearing system at initial settlement. Primary market purchasers are required to pay for the Notes in Euro unless otherwise arranged. See "Currency Conversions and Foreign Exchange Risks--Currency Conversions."

   Settlement procedures applicable to Euro-denominated Notes will be followed for primary market purchasers which are Cedelbank or Euroclear Participants. Notes will be credited to their securities accounts on the settlement date against payment in same-day funds.

   Primary market purchasers which are DTC Participants can have their securities accounts with DTC credited with Notes (i) "free of payment" if they have arranged for payment in Euro outside DTC or (ii) against payment in U.S. dollars in same day funds on the settlement date through DTC's Funds Settlement System.

   Secondary Market. The following paragraphs set forth the procedures governing settlement of secondary market sales of securities such as the Notes in effect on the date hereof.

     (A) Secondary Market Sales of Notes for Settlement Within Each Clearing System and Between Cedelbank and Euroclear Participants. These sales will be settled in accordance with the rules and procedures established by that system. Sales to be settled within Cedelbank or Euroclear and between Cedelbank and Euroclear will normally settle on a three-day basis unless parties specify a different period (which may be as short as two days). DTC is a U.S. dollar-based system but sales may be settled in other currencies on a free-delivery basis. Sales to be settled within DTC will normally settle on a three-day basis, unless parties specify a different period.

     (B) Secondary Market Sales from a DTC Participant to a Cedelbank or Euroclear Participant. Two days prior to a settlement, a DTC Participant selling Notes to a Cedelbank or Euroclear Participant will notify Deutsche Bank New York of the settlement instructions. Deutsche Bank New York will send the settlement instructions to the Registrar. One day prior to settlement, the Registrar will transmit instructions to the common depositary to credit on the settlement date the CD Note to the Cedelbank or Euroclear Participant. On the settlement date, the DTC Participant will input a Deposit/Withdrawal at Custodian ("DWAC") transaction to remove the Notes to be sold from its DTC securities account. Cedelbank Participant's securities account is credited same-day value and the Euroclear Participant's securities account is credited not later than the next business day for the value settlement date. Payments will be made as agreed between the DTC Participant and the Cedelbank or Euroclear Participant.

     (C) Secondary Market Sales from a Cedelbank or Euroclear Participant to a DTC Participant. Two days prior to settlement, a DTC Participant will send Deutsche Bank New York, the details of the transaction for transmittal to the Registrar.

     A Cedelbank or Euroclear Participant will instruct its clearing system no later than one business day prior to settlement to transmit custody instructions, and at the same time will transmit a copy of such instructions to the Registrar. Such clearing system will transmit on the settlement date such instructions directly to the Registrar, for further credit of the Notes to the DTC Participant.

     On the settlement day, following the receipt of the instructions from Cedelbank or Euroclear, the Registrar will inform Deutsche Bank New York of such settlement; the DTC Participant will initiate a DWAC deposit transaction for Deutsche Bank New York to approve, resulting in a deposit of Notes in the DTC Participant's securities account for same-day value. Payments will be made as agreed between the DTC Participant and the Cedelbank or Euroclear Participant.

                        UNITED STATES FEDERAL TAXATION

Taxation of United States Persons

   The following summary describes the principal United States federal income tax consequences applicable to beneficial owners of the Notes who are United States persons. This summary provides general information only and is directed solely to United States persons who are original holders purchasing Notes at the "issue price," that is, the first price to the public at which a substantial amount of the Notes is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a United States person in light of its particular circumstances or to United States persons subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding Notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction, or persons whose functional currency, as defined in Section 985 of the Code, is not the U.S. dollar. United States persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

 Payments of Interest

   Interest on a Note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person's method of accounting for tax purposes.

   A United States person that uses the cash method of accounting and receives a payment of interest with respect to a Note in U.S. dollars will be required to include the amount of such payment in income upon receipt. A cash method United States person that receives a payment of interest on a Note in Euro, pursuant to the election described under "Description of Notes--Payments," will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the United States person's tax basis in the foreign currency.

   A United States person that uses the accrual method of accounting will be required to include in income the U.S. dollar value of the amount of interest income that has accrued with respect to a Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A United States person may elect to translate interest income into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year), or, alternatively, if the date of receipt of payment is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A United States person that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service.

   A United States person using the accrual method of accounting will also recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received or the Note is disposed of. The amount of additional ordinary income or loss recognized on the payment (or disposition date) will equal the difference between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received or the Note is disposed of) in respect of such accrual period (or, where a holder receives U.S. dollars, the amount of such payment in respect of such accrual period) and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

 Sale, Exchange or Retirement of the Notes

   Upon the sale, exchange or retirement of a Note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States person's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Note. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. A United States person's adjusted tax basis in a Note generally will equal the cost of the Note to the United States person.

   In general, except as described below, gain or loss realized on the sale, exchange or redemption of a Note will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

   A United States person's tax basis in a Note will be the U.S. dollar value of the foreign currency amount paid for such Note determined on the date of such purchase. A United States person who purchases a Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States person's tax basis in the foreign currency and the U.S. dollar fair market value of the Note on the date of purchase.

   Gain or loss realized with respect to the principal amount of the Note upon the sale, exchange or retirement of the Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss, which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of such Note, determined on the date such Note is disposed of, and (ii) the U.S. dollar value of the foreign currency principal amount of such Note, determined on the date such United States person acquired such Note. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a United States person on the sale, exchange or retirement of the Note. In general, the source of such foreign currency gain or loss will be determined by reference to the residence of the United States person or the "qualified business unit" of the United States person on whose books the Note is properly reflected. Any gain or loss realized by a United States person in excess of such foreign currency gain or loss will be capital gain or loss.

   A United States person will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. Regulations issued under Section 988 of the Code provide a special rule for purchases and sales of publicly traded Notes by a cash method taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash-method taxpayers with respect to the purchase and sale of publicly traded Notes provided the election is applied consistently. Such election cannot be changed without the consent of the Internal Revenue Service. Any gain or loss realized by a United States person on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Notes) will be ordinary income or loss.

 Backup Withholding and Information Reporting

   Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a Note, and to payments of proceeds of the sale or redemption of a Note, to certain non-corporate United States persons. The Company, its agent, a broker, or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 31 percent of such payment if the United States person fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, fails to certify that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against such United States person's United States federal income tax and may entitle such United States person to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

Tax Documentation Requirements and Taxation of Non-United States Persons

   The Prospectus, under the headings "Certain United States Tax Documentation Requirements" and "United States Taxation of Non-United States Persons," describes regulations that, as of the date of the Prospectus, were proposed to become effective for payments made after December 31, 1999. On May 17, 1999, the Internal Revenue Service published in the Internal Revenue Bulletin a notice announcing its intent to extend the effective date of these new regulations to payments made after December 31, 2000. Accordingly, except as described below, any reference in such sections to "December 31, 1999" should be read as a reference to "December 31, 2000." Despite this announced change, withholding agents are still authorized to use the new IRS Form W-8 series of tax certification forms described in the Prospectus prior to December 31, 1999 and, subject to certain transition rules, will be required to use these forms after December 31, 1999.

                                 UNDERWRITING

   Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the underwriters named below (the "Underwriters") have severally agreed to purchase, and the Company has agreed to sell to them severally, the respective amount of the Notes set forth below opposite their names. In the Underwriting Agreement, the Underwriters have agreed to purchase all the Notes if any Notes are purchased.

                                                              Principal Amount
          Underwriter                                             of Notes
          -----------                                         -----------------
      Deutsche Bank Aktiengesellschaft....................... (Euro)322,500,000
      UBS AG, acting through its division Warburg Dillon
       Read..................................................       322,500,000
      Credit Suisse First Boston (Europe) Limited............        30,000,000
      Salomon Brothers International Limited.................        30,000,000
      ABN AMRO Bank N.V......................................        15,000,000
      Paribas................................................        15,000,000
      Westdeutsche Landesbank Girozentrale...................        15,000,000
                                                              -----------------
          Total.............................................. (Euro)750,000,000
                                                              =================

   The Company has been advised by the Underwriters that the Underwriters propose to offer the Notes to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of .35% of the principal amount of the Notes; that the Underwriters may allow, and such dealers may reallow, a concession not in excess of .25% of such principal amount on sales to certain other dealers; and that after the initial public offering, the public offering price and such concessions may be changed by the Underwriters.

   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

   Each of the Underwriters and their respective affiliates have engaged, and may in the future engage, in various investment banking and/or commercial banking transactions with and perform various services for the Company in the ordinary course of business.

   The Notes are offered for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers.

   Each of the Underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the Notes directly or indirectly, or distribute this Prospectus Supplement or the Prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as set forth in the Underwriting Agreement.

   In particular, each Underwriter has represented and agreed that:

     (i) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     (ii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on;

     (iii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom;

     (iv) it will not offer or sell any Notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, "Japanese person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

     (v) it is aware of the fact that no German selling prospectus (Verkaufsprospekt) has been or will be published in respect of the sale of the Notes and that it will comply with the Securities Selling Prospectus Act (the "Act") of the Federal Republic of Germany (Wertpapier-Verkaufsprospektgeset:). In particular, each Underwriter has undertaken not to engage in public offering (offentliche Anbieten) in the Federal Republic of Germany with respect to any Notes otherwise than in accordance with the Act and any other act replacing or supplementing the Act and all other applicable laws and regulations; and

     (vi) the Notes are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any Notes to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France the Prospectus Supplement, the Prospectus or any other offering material relating to the Notes.

   Although application has been made to list the Notes on the Luxembourg Stock Exchange, a listing may not be obtained. In addition, the Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that they intend to make a market in the Notes, but that they are not obligated to do so and may discontinue such market-making at any time without notice.

   Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page thereof.

   In connection with the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot in connection with the offering of the Notes, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, Notes in the open market to cover syndicate shorts or to stabilize the price of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in the offering of the Notes, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in any of these activities, and may end any of them at any time.

   Expenses associated with this offering, to be paid by the Company, are estimated at $600,000.

   It is expected that delivery of the Notes will be made against payment therefor on or about June 24, 1999, which is the ninth business day following the date of this prospectus supplement (such settlement cycle being herein referred to as "T+9"). Purchasers of Notes should note that the ability to settle secondary market trades of the Notes effected on the date of pricing and the succeeding business days may be affected by the T+9 settlement.

                         NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distributions of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with the available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

Representations of Purchasers

   Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws or an offering memorandum,
(ii) where required by law, that such purchaser is purchasing as principal and not as agent, (iii) if in Quebec, such purchaser shall be deemed to have agreed that all documents relating to such purchase be in English only, and
(iv) such purchaser has reviewed the terms above under "Resale Restrictions."

Rights of Action and Enforcement

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provision of the U.S. federal securities laws.

   All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada on the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or such persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchase pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR No. 95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

                                LEGAL OPINIONS

   The legality of the Notes will be passed upon for HFC by John W. Blenke, Vice President--Corporate Law and Assistant Secretary for Household International, Inc., the parent of HFC. Certain legal matters will be passed upon for the Underwriters by McDermott, Will & Emery, Chicago, Illinois. Mr. Blenke is a full-time employee and an officer of Household International, Inc. and owns, and holds options to purchase, shares of Common Stock of Household International, Inc.

                                    EXPERTS

   The consolidated financial statements and schedules of HFC and its subsidiaries incorporated by reference in this Prospectus Supplement, to the extent and for the periods indicated in its reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                              GENERAL INFORMATION

   Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Certificate of Incorporation and the By-Laws of the Company and a legal notice relating to the issuance of the Notes have been deposited prior to listing with Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this Prospectus Supplement, the accompanying Prospectus, the Indenture, the form of Underwriting Agreement and the Company's current Annual Report on Form 10-K. Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as all such future reports, so long as any of the Notes are outstanding, will be made available for inspection at the main office of Banque Internationale a Luxembourg, in Luxembourg. Banque Internationale a Luxembourg will act as intermediary between the Luxembourg Stock Exchange and the Company and the holders of the Notes, as long as the Notes are represented by Global Notes. In addition, copies of the above reports of the Company may be obtained free of charge at such office.

   Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in the financial position of the Company since March 31, 1999.

   The independent accountants of the Company are Arthur Andersen LLP, Chicago, Illinois.

   Other than as disclosed or contemplated in the documents incorporated herein by reference, neither the Company nor any of its subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the Notes and the Company is not aware of any such litigation, arbitration, or administrative proceedings pending or threatened.

   Resolutions relating to the issue and sale of the Notes were adopted by the Board of Directors of the Company on June 11, 1999.

   The Notes, the Indenture and the Underwriting Agreement are governed by, and shall be construed in accordance with, the laws of the State of Illinois, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

   The Notes have been assigned Euroclear and Cedel Common Code No. 9873805, International Security Identification Numbers (ISIN) XS0098738056 with respect to the CD Global Note and US441812GG34 with respect to the DTC Global Note and CUSIP No. 441812GG3.

                         Household Finance Corporation

                                 $6,050,000,000

                                Debt Securities
                                      and
                      Warrants to Purchase Debt Securities

                               ----------------

   Household Finance Corporation may sell at one or more times up to $6,050,000,000 of its debt securities and warrants to purchase debt securities. We will provide specific terms of the securities which we may offer at any time in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                               ----------------

    Neither   the  Securities  and   Exchange  Commission  nor  any   state
         securities commission  has approved  or disapproved  of these securities  or  determined  if this  prospectus  is
                  accurate  or  complete. Any  representation
                       to  the  contrary is  a  criminal
                            offense.

                               ----------------

                 The date of this Prospectus is March 3, 1999.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $6,050,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION. In this prospectus, the "Company" and "HFC" refer to Household Finance Corporation.

                      WHERE YOU CAN FIND MORE INFORMATION

   Household Finance Corporation files annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by HFC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public on the SEC's Internet web site at http:\\www.sec.gov.

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the HFC documents listed below and any future filings made by HFC with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities.

  . Annual Report on Form 10-K for the year ended December 31, 1997;

  . Quarterly Reports on Forms 10-Q for the quarters ended March 31, June 30 and September 30, 1998;

  . Current Reports on Forms 8-K dated February 12, April 7, June 2, June 30,
    September 1 and November 16, 1998 and January 29 and February 5, 1999.

   You may request a copy of these filings, at no cost, by writing or telephoning us at: Household Finance Corporation, Office of the Secretary, Prospect Heights, Illinois 60070, Telephone (847) 564-5000.

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Certain of the matters discussed under the caption "Household Finance Corporation" and elsewhere in this prospectus or in the information incorporated by reference herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of HFC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

                         HOUSEHOLD FINANCE CORPORATION

   HFC was incorporated in Delaware in 1925, as successor to an enterprise which traces its origin through the same ownership to an office established in 1878. The address of its principal executive office is 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone (847) 564-5000). HFC is a subsidiary of Household International, Inc. ("Household International").

   HFC and its subsidiaries offer a diversified range of financial services. The principal product of our consumer financial services business is the making of cash loans, including home equity loans secured by first and second mortgages, sales finance loans and other unsecured loans directly to consumers in the United States. Loans are made through branch lending offices under the brands "HFC" and "Beneficial," and through direct mail and telemarketing. We also acquire portfolios of open-end and closed-end, secured and unsecured loans.

   We offer both MasterCard* and VISA* credit cards to residents throughout the United States. We also purchase and service revolving charge card accounts originated by merchants. These accounts result from consumer purchases of goods and services from the originating merchant. We also directly originate closed-end sales contracts.

   A subsidiary of HFC also makes loans to non-prime borrowers for the purchase of new and used vehicles. The loans are secured by the vehicles, which are generally sold through franchised dealers.

   Where applicable laws permit, we offer credit life and credit accident, health and disability insurance to our customers. Such insurance is generally written directly by, or reinsured with, one of our insurance affiliates.

   On June 30, 1998, Household International completed the merger of Beneficial Corporation ("Beneficial") with a subsidiary of Household International. Upon completion of the Merger, substantially all of Beneficial's net assets were contributed by Household International to HFC. The merger was accounted for as a "pooling of interests" under generally accepted accounting principles and accordingly, financial information of HFC incorporated by reference herein includes the combined results of HFC and Beneficial.

                                USE OF PROCEEDS

   Unless otherwise indicated in the prospectus supplement, HFC will apply the net proceeds from the sale of the securities to its general funds to be used in its financial services business, including the funding of investments in, or extensions of credit to, affiliates of HFC. Pending such applications, the net proceeds will be used initially to reduce outstanding commercial paper of HFC. The proceeds of such commercial paper are used in connection with HFC's financial services business.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The ratio of earnings to fixed charges for HFC and subsidiaries for the periods indicated below was as follows:

                                                        Year Ended December 31,
                                                        ------------------------
                                                        1998 1997 1996 1995 1994
                                                        ---- ---- ---- ---- ----
HFC and subsidiaries--calculated on income
 from continuing operations............................ 1.32 1.61 1.57 1.41 1.51

   For purposes of calculating the ratio, earnings consist of income from continuing operations to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rental expense (approximate portion representing interest). The December 31, 1998 ratio has been negatively impacted by one-time merger and integration related costs associated with the merger of Household International and Beneficial. Excluding the merger and integration related costs, the December 31, 1998 ratio would have been 1.81.
--------
* MasterCard and VISA are registered trademarks of MasterCard International Incorporated and VISA USA, Inc., respectively.

                         DESCRIPTION OF DEBT SECURITIES

   HFC may offer, from time to time, one or more series of unsecured senior notes ("Debt Securities") and warrants ("Warrants") to purchase Debt Securities (the Debt Securities and Warrants being hereafter collectively called the "Securities"). The Securities offered pursuant to this prospectus may have an aggregate offering price up to U.S. $6,050,000,000, or the equivalent thereof if any of the Securities are denominated in a foreign currency or a foreign currency unit.

   The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any supplement to this prospectus ("Prospectus Supplement") may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent to which such general terms and provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

General

   Offered Debt Securities will constitute either senior or senior subordinated unsecured debt of HFC and will be issued under one of the indentures specified elsewhere herein (the "Indentures"). The Indentures, or forms thereof, and the Standard Provisions (as defined herein) have been filed as exhibits to HFC's Registration Statement which registers the Securities with the Commission. The following summaries do not purport to be complete and, where particular provisions of an Indenture or the Standard Provisions are referred to, such provisions, including definitions of certain terms, are incorporated by reference as part of such summaries, which are qualified in their entirety by such reference.

   The Indentures provide that Debt Securities may be issued thereunder from time to time in one or more series and do not limit the aggregate principal amount of the Debt Securities except as may be otherwise provided with respect to any particular series of Offered Debt Securities.

   Unless otherwise indicated in the Prospectus Supplement with respect to any particular series of Offered Debt Securities, the Debt Securities will be issued in registered form without coupons, will be exchangeable for authorized denominations, and will be transferable at any time or from time to time. No charge will be made to the holder for any such exchange or registration of transfer except for any tax or governmental charge incident thereto. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities of each series will be issued in the form of one or more global securities that will be deposited with, or on behalf of, a depositary. See "Book-Entry System" below.

   Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms and other information to the extent applicable with respect to the Offered Debt
Securities: (1) the title of the Offered Debt Securities and whether such Offered Debt Securities will be senior or senior subordinated debt of HFC; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) HFC will be paid for the Offered Debt Securities and the initial offering price, if any, at which the Offered Debt Securities will be offered to the public; (4) the currency, currencies or currency units for which the Offered Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on such Offered Debt Securities may be payable; (5) the date or dates on which the Offered Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any; (7) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence, and the record dates for such interest payment dates, if any; (8) the dates, if any, on which and the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by HFC, and the other detailed terms and provisions of such sinking and/or purchase funds; (9) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of HFC or of the holder thereof and the other detailed terms and provisions of such optional redemption; (10) the denominations in which the Offered Debt Securities are authorized to be issued; (11) the securities exchange, if any, on which the Debt Securities will be listed; and (12) additional provisions, if any, with respect to the Offered Debt Securities.

   If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in a Prospectus Supplement relating thereto.

   Debt Securities may be issued as Original Issue Discount Securities to be offered and sold at a discount below their stated principal amount. "Original Issue Discount Securities" means any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof. As used in the following summary of certain terms of the Debt Securities, the term "principal amount" means, in the case of any Original Issue Discount Security, the amount that would then be due and payable upon acceleration of the maturity thereof, as specified in such Debt Security.

Book-Entry System

   Unless otherwise indicated in the Prospectus Supplement with respect to any series of Offered Debt Securities, upon issuance, all Offered Debt Securities will be represented by one or more global securities (the "Global Security"). The Global Security will be deposited with, or on behalf of, The Depository Trust Company ("DTC" or the "Depositary") and registered in the name of Cede & Co. (the Depositary's partnership nominee). Unless and until exchanged in whole or in part for Offered Debt Securities in definitive form, no Global Security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

   If so indicated in the Prospectus Supplement with respect to any series of Offered Debt Securities, investors may elect to hold interests in Global Securities through either the Depositary (in the United States) or Cedel Bank, societe anonyme ("Cedel Bank"), or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Cedel Bank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedel Bank's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Unless otherwise indicated in the applicable Prospectus Supplement, Citibank, N.A. will act as depositary for Cedel Bank and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries").

   So long as the Depositary, or its nominee, is a registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of Offered Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, the actual owners of Offered Debt Securities represented by a Global Security (the "Beneficial Owner") will not be entitled to have the Offered Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Offered Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture, including for purposes of receiving any reports delivered by the Company or the applicable Trustee pursuant to such Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant of the Depositary (a "Participant"), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest which a holder is entitled to give or take under an Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such

Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by the Depositary to Participants, by Participants to Indirect Participants, as defined below, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   If (x) the Depositary is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by the Company within 90 days, (y) the Company executes and delivers to a Trustee a Company Order to the effect that Global Securities shall be exchangeable or (z) an Event of Default (as defined herein) has occurred and is continuing with respect to Offered Debt Securities, the Global Securities will be exchangeable for Offered Debt Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples thereof. Such definitive Offered Debt Securities shall be registered in such name or names as the Depositary shall instruct the applicable Trustee. It is expected that such instructions may be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in such Global Securities.

   The following is based on information furnished by DTC:

   DTC will act as securities depositary for Offered Debt Securities. Offered Debt Securities will be issued as fully registered notes registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered Global Securities will be issued for the Offered Debt Securities in the aggregate principal amount of such issue, and will be deposited with DTC.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

   Purchases of Offered Debt Securities under DTC's system must be made by or through Direct Participants, which will receive a credit for Offered Debt Securities on DTC's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Offered Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Offered Debt Securities, except as provided above.

   To facilitate subsequent transfers, all Offered Debt Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Offered Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of Offered Debt Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither DTC, nor Cede & Co. will consent or vote with respect to Offered Debt Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts Offered Debt Securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

   Principal and/or interest payments on Offered Debt Securities will be made in immediately available funds to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, any Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and/or interest to DTC is the responsibility of the Company or the applicable Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

   DTC may discontinue providing its services as securities depositary with respect to Offered Debt Securities at any time by giving reasonable notice to the Company or the applicable Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, Offered Debt Security certificates are required to be printed and delivered.

   The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Offered Debt Security certificates will be printed and delivered.

   Cedel Bank advises that it is incorporated under the laws of Luxembourg as a professional depositary. Cedel Bank holds securities for its participating organizations ("Cedel Participants") and facilitates the clearance and settlement of securities transactions between Cedel Participants through electronic book-entry changes in accounts of Cedel Participants, thereby eliminating the need for physical movement of certificates. Cedel Bank provides to Cedel Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedel Bank interfaces with domestic markets in several countries. As a professional depositary, Cedel Bank is subject to regulation by the Luxembourg Monetary Institute. Cedel Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Cedel Bank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedel Participant either directly or indirectly.

   Distributions with respect to Offered Debt Securities held beneficially through Cedel Bank will be credited to cash accounts of Cedel Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Cedel Bank.

   Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

   The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

   Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

   Distributions with respect to Offered Debt Securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

   Initial settlement for Offered Debt Securities will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. If and to the extent the Prospectus Supplement with respect to any series of Debt Securities indicates that investors may elect to hold interests in Offered Debt Securities through Cedel Bank or Euroclear, secondary market trading between Cedel Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedel Bank and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

   Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Cedel or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Offered Debt Securities in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Cedel Participants and Euroclear Participants may not deliver instructions directly to the Depositary.

   Because of time-zone differences, credits of Offered Debt Securities received in Cedel Bank or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the Depositary settlement date. Such credits or any transactions in Offered Debt Securities settled during such processing will be reported to the relevant Euroclear or Cedel Participants on such business day. Cash received in Cedel Bank or Euroclear as a result of sales of Offered Debt Securities by or through a Cedel Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depositary settlement date but will be available in the relevant Cedel Bank or Euroclear cash account only as of the business day following settlement in the Depositary.

   Although the Depositary, Cedel Bank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Offered Debt Securities among participants of the Depositary, Cedel Bank and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Senior Debt Securities

   The trustees for the indentures under which Offered Debt Securities constituting senior debt of HFC (the "Senior Debt Securities") will be issued shall be either U.S. Bank Trust National Association, The Bank of New York, The First National Bank of Chicago, Harris Trust and Savings Bank, FMB Bank, or such other entity which may be specified in the Prospectus Supplement (collectively, the "Senior Trustees"). Each particular series of Senior Debt Securities will be issued under the Indenture specified in the Prospectus Supplement between HFC and a Senior Trustee, which will incorporate the terms and provisions of the Standard Multiple-Series Indenture Provisions for Senior Debt Securities dated as of June 1, 1992 (the "Standard Provisions"). The above noted indentures are collectively called the "Indentures for Senior Debt Securities" herein. Senior Debt Securities will rank on a parity with all unsecured debt of HFC, and prior to all subordinated debt.

   Principal of and interest, if any, on Senior Debt Securities will be payable at the office or agency of HFC specified in the Prospectus Supplement, depending on the Senior Trustee; provided, however, that payment of interest may be made at the option of HFC by check or draft mailed to the person entitled thereto.

 Covenant Against Creation of Pledges or Liens

   All Senior Debt Securities issued under the Indentures for Senior Debt Securities will be unsecured. HFC covenants that, with the exceptions listed below, it will not issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien ("security interest") of or upon any of its property, now owned or hereafter acquired, unless the Senior Debt Securities then outstanding are, by supplemental indenture, effectively secured by such security interest equally and ratably with all other indebtedness secured thereby for so long as such other indebtedness shall be so secured. The term "indebtedness for borrowed money" does not include any guarantee, cash deposit or other recourse obligation in connection with the sale, securitization or discount by HFC of finance or accounts receivables, trade acceptances, or other paper arising in the ordinary course of its business.

   The foregoing covenant does not apply to (a) security interests to secure the payment of the purchase price of property, shares of capital stock, or indebtedness acquired by HFC or the cost of construction or improvement of such property or the refinancing of all or any part of such secured indebtedness, provided that such security interests do not apply to any other property, shares of capital stock, or indebtedness of HFC; (b) security interests on property, shares of capital stock, or indebtedness existing at the time of acquisition by HFC; (c) security interests on property of a corporation which security interests exist at the time such corporation merges or consolidates with or into HFC or which security interests exist at the time of the sale or transfer of all or substantially all of the assets of such corporation to HFC;
(d) security interests to secure any indebtedness of HFC to a subsidiary; (e) security interests in property of HFC in favor of the United States of America or any state or agency or instrumentality thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance, or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such security interests; (f) security interests on properties financed through tax-exempt municipal obligations; provided that such security interests are limited to the property so financed; (g) security interests existing on the date of execution of the applicable Indenture; and (h) any extension, renewal, refunding, or replacement (or successive extensions, renewals, refundings, or replacements), in whole or in part, of any security interest referred to in the foregoing clauses (a) through (g) inclusive; provided, however, that the principal amount of indebtedness secured in such extension, renewal, refunding, or replacement does not exceed the principal amount of indebtedness secured at the time by such security interest; provided, further, that such extension, renewal, refunding, or replacement of such security interest is limited to all or part of the property subject to such security interest so extended, renewed, refunded, or replaced.

   Notwithstanding the foregoing, HFC may, without equally and ratably securing the Senior Debt Securities, issue, assume, or guarantee indebtedness secured by a security interest not excepted pursuant to clauses (a) through (h) above if the aggregate amount of such indebtedness, together with all other indebtedness of, or guaranteed by, HFC existing at such time and secured by security interests not so excepted, does not at the time exceed 10% of HFC's Consolidated Net Worth (as defined). In addition, an arrangement with any person providing for the leasing by HFC of any property, which property has been or is to be sold or transferred by HFC to such person with the intention that such property be leased back to HFC, shall not be deemed to create any indebtedness secured by a security interest if the obligation in respect to such lease would not be included as a liability on a consolidated balance sheet of HFC. The holders of not less than a majority in principal amount of the Debt Securities at the time outstanding under an Indenture, on behalf of the holders of all of the Debt Securities issued under such Indenture, may waive compliance with the foregoing covenant. (Standard Provisions--Section 3.08)

 Concerning the Trustees

   HFC maintains a banking relationship with each of the Senior Trustees or affiliates thereof and certain of the Senior Trustees are also trustees under other indentures of HFC under which outstanding senior or subordinated unsecured debt securities of HFC have been issued. The Senior Trustees or affiliates thereof may also have other financial relations with HFC and other corporations affiliated with HFC.

Senior Subordinated Debt Securities

   Offered Debt Securities which will constitute senior subordinated unsecured debt of HFC (the "Senior Subordinated Debt Securities") will be issued under an Indenture dated as of March 15, 1990, between HFC and Harris Trust and Savings Bank, as Trustee (the "Indenture for Senior Subordinated Debt Securities").

   Unless a different place is specified in the Prospectus Supplement, principal and interest, if any, on Senior Subordinated Debt Securities will be payable at the office or agency of HFC in Chicago, Illinois; provided, however, that payment of interest may be made at the option of HFC by check or draft mailed to the person entitled thereto.

 Subordination

   Senior Subordinated Debt Securities are subordinate and junior in right of payment to all indebtedness for borrowed money of HFC, whenever outstanding, which is not by its terms subordinate and junior to other indebtedness of HFC, such indebtedness of HFC to which the Senior Subordinated Debt Securities are subordinate and junior being hereinafter called "senior indebtedness." At December 31, 1998, the aggregate amount of the outstanding senior indebtedness of HFC was approximately $27.2 billion, including the impact of the Beneficial merger. HFC is not directly limited in its ability to issue additional senior indebtedness.

   In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to HFC or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of HFC, whether or not involving insolvency or bankruptcy, then the holders of senior indebtedness shall be entitled to receive payment in full of all principal and interest on all senior indebtedness before the holders of the Senior Subordinated Debt Securities are entitled to receive any payment on account of principal or interest upon the Senior Subordinated Debt Securities, and to that end (but subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred in the Indentures for Senior Subordinated Debt Securities upon the senior indebtedness and the holders thereof with respect to the subordinated indebtedness represented by the Senior Subordinated Debt Securities and the holders thereof by a lawful plan of reorganization under applicable bankruptcy law) the holders of senior indebtedness shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect of the Senior Subordinated Debt Securities, except securities which are subordinate and junior in right of payment to the payment of all senior indebtedness then outstanding.

   In the event that any Senior Subordinated Debt Security is declared or becomes due and payable before its expressed maturity because of the occurrence of a default under the Indenture for Senior Subordinated Debt Securities (under circumstances when the provisions of the foregoing paragraph shall not be applicable), the holders of the senior indebtedness outstanding at the time such Senior Subordinated Debt Security so becomes due and payable because of such occurrence of such default shall be entitled to receive payment in full of all principal and interest on all senior indebtedness before the holders of the Senior Subordinated Debt Securities are entitled to receive any payment on account of the principal or interest upon the Senior Subordinated Debt Securities.

   Without limiting the foregoing, no payment of principal, premium or interest shall be made upon the Senior Subordinated Debt Securities during the continuance of any default in the making of any required payment under any sinking fund or analogous fund created for the benefit of any senior indebtedness or any other default in the payment of principal of, or interest on, any senior indebtedness then outstanding, whether by lapse of time, by declaration, by call or notice of prepayment or otherwise. (Indenture for Senior Subordinated Debt Securities--Section 12.01)

 Liens

   HFC will not create, assume, incur or suffer to exist any mortgage, pledge or other lien on any of the property or assets of HFC whether now owned or hereafter acquired for the purpose of securing any senior subordinated indebtedness or junior subordinated indebtedness, as defined. (Indenture for Senior Subordinated Debt Securities--Section 3.08)

 Concerning the Trustee

   Harris Trust and Savings Bank is trustee under other indentures of HFC under which certain of HFC's outstanding senior subordinated debt securities have been issued and under which HFC senior debt securities may be issued. HFC maintains banking relationships with Harris Trust and Savings Bank. Harris Trust and Savings Bank, or affiliates thereof, also have other financial relations with HFC and other corporations affiliated with HFC.

Satisfaction, Discharge, and Defeasance of the Indentures and Debt Securities

   If there is deposited irrevocably with the Trustee as trust funds for the benefit of the holders of Debt Securities of a particular series an amount, in money or the equivalent in securities of the United States or securities the principal of and interest on which is fully guaranteed by the United States, sufficient to pay the principal, premium, if any, and interest, if any, on such series of Debt Securities on the dates such payments are due in accordance with the terms of such series of Debt Securities through their maturity, and if HFC has paid or caused to be paid all other sums payable by it under the applicable Indenture with respect to such series, then HFC will be deemed to have satisfied and discharged the entire indebtedness represented by such series of Debt Securities and all of the obligations of HFC under such Indenture with respect to such series, except as otherwise provided in such Indenture. In the event of any such defeasance, holders of such Debt Securities would be able to look only to such trust funds for payment of principal, premium, if any, and interest, if any, on their Debt Securities. (Standard Provisions--Section 6.03, Indenture for Senior Subordinated Debt Securities--Section 6.03)

   For federal income tax purposes, any such defeasance may be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of such Debt Securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. Such holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of defeasance.

Modification of Indentures

   Each Indenture provides that the holders of not less than a majority in principal amount of each series of Debt Securities at the time outstanding under such Indenture may enter into supplemental indentures for the purpose of amending, in any manner, provisions of the Indenture or of any supplemental indenture or modifying the rights of holders of such series of Debt Securities. However, no such supplemental indenture, without the consent of the holder of each outstanding Debt Security affected thereby, shall, among other things, (i) change the maturity of the principal of, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or (ii) reduce the aforesaid percentage of the Debt Securities, the consent of the holders of which is required for the execution of any such supplemental indenture or for any waiver of compliance with any covenant or condition in such Indenture. (Standard Provisions--Section 11.02, Indenture for Senior Subordinated Debt Securities-- Section 11.02)

   Each Indenture may be amended or supplemented without the consent of any holder of Debt Securities under certain circumstances, including (i) to cure any ambiguity, defect or inconsistency in the Indenture, any supplemental indenture, or in the Debt Securities of any series; (ii) to evidence the succession of another corporation to the Company and to provide for the assumption of all the obligations of the Company under the Debt Securities and the Indenture by such corporation; (iii) to provide for uncertificated Debt Securities in addition to certificated Debt Securities; (iv) to make any change that does not adversely affect the rights of holders of Debt Securities issued thereunder; (v) to provide for a new series of Debt Securities; or (vi) to add to rights of holders of Debt Securities or add additional Events of Default. (Standard Provisions--Section 11.01, Indenture for Senior Subordinated Debt Securities--Section 11.01)

Successor Entity

   The Company may not consolidate with or merge into, or transfer, sell or lease its properties and assets as, or substantially as, an entirety to another entity unless the successor entity is a corporation incorporated within the United States and, after giving effect thereto, no default under the Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all obligations of the Company under the Indenture terminate. (Standard Provision--Section 10.02, Indenture for Senior Subordinated Debt Securities-- Sections 10.01 and 10.02)

Events of Default

   Each Indenture defines the following as Events of Default with respect to any series of Debt Securities: default for 30 days in the payment of any interest upon any Debt Security of such series issued under such

Indenture; default in the payment of any principal of or premium on any such Debt Security; default for 30 days in the deposit of any sinking fund or similar payment for such series of Debt Securities; default for 60 days after notice in the performance of any other covenant in the Indenture; certain defaults for 30 days after notice in the payment of principal or interest, or in the performance of other covenants, with respect to borrowed money under another indenture in which the Trustee for such Debt Securities is trustee which results in the principal amount of such indebtedness becoming due and payable prior to maturity, which acceleration has not been rescinded or annulled; and certain events of bankruptcy, insolvency or reorganization. HFC is required to file with each Trustee annually a certificate as to the absence of certain defaults under the Indenture. (Standard Provisions--Sections 3.05 and 7.01, Indenture for Senior Subordinated Debt Securities--Sections 3.05 and 7.01)

   If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series by notice as provided in the Indenture may declare the principal amount of all the Debt Securities of such series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may, under certain circumstances, rescind or annul such declaration of acceleration. (Standard Provisions--Section 7.02, Indenture for Senior Subordinated Debt Securities--Section 7.02)

   The holders of not less than a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of such series, waive any past default under the Indenture and its consequences with respect to Debt Securities of such series, except a default (a) in the payment of principal of (or premium, if any) or interest, if any, on any Debt Securities of such series, or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected. (Standard Provisions--Section 7.13, Indenture for Senior Subordinated Debt Securities--Section 7.13)

   Each Indenture provides that the Trustee thereunder may withhold notice to holders of Debt Securities of any default, except in payment of the principal of (or premium, if any) or interest, if any, on any Debt Security issued under such Indenture or in the payment of any sinking fund or similar payment, if it considers it in the interest of holders of Debt Securities to do so. (Standard Provisions--Section 8.02, Indenture for Senior Subordinated Debt Securities--
Section 8.02)

   Holders of Debt Securities may not enforce an Indenture except as provided therein. (Standard Provisions--Section 7.07, Indenture for Senior Subordinated Debt Securities--Section 7.07) Each Indenture provides that the holders of a majority in principal amount of the outstanding debt securities issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Standard Provisions--Section 7.12, Indenture for Senior Subordinated Debt Securities--Section 7.12) The Trustee will not be required to comply with any request or direction of holders of Debt Securities pursuant to the Indenture unless offered indemnity against costs and liabilities which might be incurred by the Trustee as a result of such compliance. (Standard Provisions--Section 8.03(e), Indenture for Senior Subordinated Debt Securities--Section 8.03(e))

                            DESCRIPTION OF WARRANTS

   HFC may issue, together with any Debt Securities offered by any Prospectus Supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between HFC and a bank or trust company, as warrant agent ("Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants ("Offered Warrants"). A copy of the forms of Warrant Agreement, including the form of warrant certificates representing the Warrants ("Warrant Certificates"), reflecting the alternative provisions to be included in the Warrant Agreements that will be entered into with respect to particular offerings of Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Warrant Agreement and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant certificates, respectively, including the definitions therein of certain terms.

General

   The Prospectus Supplement describes the terms of the Offered Warrants, the Warrant Agreement relating to the Offered Warrants and the Warrant Certificates representing the Offered Warrants, including the following: (1) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Offered Warrants; (2) the designation and terms of any related Debt Securities with which the Offered Warrants are issued and the number of Offered Warrants issued with each such Debt Security; (3) the date, if any, on and after which the Offered Warrants and the related Offered Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of one Offered Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise the Offered Warrants shall commence and the date ("Expiration Date") on which such right shall expire; (6) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered; and (7) any other terms of the Offered Warrants.

   Warrant Certificates will be exchangeable on the terms specified in the Prospectus Supplement for new Warrant Certificates of different denominations, and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise.

Exercise of Warrants

   Each Offered Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Offered Warrants by payment of such exercise price in full in the manner specified in the Prospectus Supplement. Offered Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Offered Warrants. After the close of business on the Expiration Date, unexercised Warrants will become void.

   Upon receipt of payment of the exercise price and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, HFC will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

              CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS

   A beneficial owner of an Offered Debt Security will generally be subject to the withholding of United States federal income tax at rates up to 31% unless one of the following steps is taken to obtain an exemption from or reduction of the tax:

   Exemption for Non-United States persons (current IRS Form W-8 or new IRS Form W-8BEN). A beneficial owner of an Offered Debt Security that is a non-United States person (other than certain persons that are related to the Company through stock ownership as described in clauses (x)
(a) and (b) of Paragraph (i) under "United States Taxation of Non-United States Persons--Income and Estate Tax") can obtain an exemption from the withholding of tax by providing a properly completed IRS Form W-8 (Certificate of Foreign Status) or IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). Special rules may apply in the case of foreign partnerships.

   Exemption for Non-United States persons with effectively connected income (current IRS Form 4224 or new IRS Form W-8ECI). A beneficial owner of an Offered Debt Security that is a non-United States person, including a non-United States corporation or bank with a United States branch, that conducts a trade or business in the United States with which interest income on an Offered Debt Security is effectively connected, can obtain an exemption from the withholding of tax by providing a properly completed IRS Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States or IRS Form W-8ECI (Certificate of Foreign Person's Claim for Exemption From Withholding on Income Effectively Connected With the Conduct of a Trade or Business in the United States).

   Exemption or reduced rate for Non-United States persons entitled to the benefits of a treaty (current IRS Form 1001 or new IRS Form W-8BEN). A beneficial owner of an Offered Debt Security that is a non-United States person entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding of tax (depending on the terms of the treaty) by providing a properly completed IRS Form 1001 (Ownership, Exemption or Reduced Rate Certificate) or IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding).

   Exemption for United States persons (IRS Form W-9). A beneficial owner of an Offered Debt Security that is a United States person can obtain a complete exemption from the withholding of tax by providing a properly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

   United States federal income tax reporting procedure. A beneficial owner of an Offered Debt Security, or, in situations currently addressed by IRS Forms 1001 and 4224, the beneficial owner or its agent, is required to submit the appropriate IRS Form under applicable procedures to the person through which the owner directly holds the Offered Debt Security. For example, if the beneficial owner is listed directly on the books of Euroclear or Cedel Bank as the holder of the Offered Debt Security, the IRS Form must be provided to Euroclear or Cedel Bank, as the case may be. Each other person through which an Offered Debt Security is held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the Offered Debt Security, until the IRS Form is received by the United States person who would otherwise be required to withhold United States federal income tax from interest on the Offered Debt Security. For example, in the case of an Offered Debt Security held through Euroclear or Cedel Bank, the IRS Form (or a copy thereof) must be received by the U.S. Depositary of such clearing agency. Applicable procedures include additional certification requirements, described in clause (x) (d) (B) of paragraph (i) under "United States Taxation of Non-United States Persons-- Income and Estate Tax," if a beneficial owner of the Offered Debt Security provides an IRS Form W-8 to a securities clearing organization, bank or other financial institution that holds the Offered Debt Security on its behalf.

   Regulations recently issued by the IRS, which are generally proposed to become effective for payments made after December 31, 1999, make certain modifications to the certification procedures applicable to non-United States persons, including replacing the current forms listed above with the new IRS Form W-8 series listed above and providing special rules for foreign partnerships. Withholding agents are authorized to use the new forms prior to December 31, 1999. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

   Each holder of an Offered Debt Security should be aware that if it does not properly provide the required IRS Form, or if the IRS Form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Offered Debt Security may be subject to withholding and the holder (including the beneficial owner) will not be entitled to any additional amounts from the Company as provided for in connection with any series of Offered Debt Securities and as described in the applicable Prospectus Supplement with respect to such withholding. Such withholding, however, may in certain circumstances be allowed as a refund or as a credit against such holder's United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to non-United States holders of the notes. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Offered Debt Securities.

              UNITED STATES TAXATION OF NON-UNITED STATES PERSONS

   The following summary describes the principal United States federal income and estate tax consequences applicable to beneficial owners of the Offered Debt Securities who are non-United States persons. The following discussion may not be applicable to a particular series of Offered Debt Securities depending on the terms and conditions established for such Offered Debt Securities in the Prospectus Supplement. Any special United States federal income and estate tax consequences to non-United States persons (and, if necessary, to United States persons) not described herein will be described in the Prospectus Supplement.

Income and Estate Tax

   In the opinion of Sidley & Austin, special tax counsel to the Company, under United States federal tax law as of the date of this Prospectus, and subject to the discussion of backup withholding below:

     (i) payments of principal and interest on an Offered Debt Security that is beneficially owned by a non-United States person will not be subject to the withholding of United States federal income tax; provided, that in the case of interest, (x) (a) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (c) the beneficial owner of the Offered Debt Security is not a bank receiving interest on an Offered Debt Security as described in Section 881 (c) (3) (A) of the Code and (d) either (A) the beneficial owner of the Offered Debt Security certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Offered Debt Security certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (y) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from the withholding of United States federal income tax and the beneficial owner of the Offered Debt Security or such owner's agent provides an IRS Form 1001 or IRS Form W-8BEN claiming the exemption; or (z) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Offered Debt Security or such owner's agent provides an IRS Form 4224 or IRS Form W-8ECI; provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

     (ii) a non-United States person will not be subject to United States federal income tax on any gain realized on the sale, exchange or redemption of an Offered Debt Security unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

     (iii) an Offered Debt Security owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and the income on the Offered Debt Security would not have been effectively connected with a U.S. trade or business of the individual.

   Interest on an Offered Debt Security that is effectively connected with the conduct of a trade or business in the United States by a holder of an Offered Debt Security who is a non-United States person, although exempt from the withholding of United States income tax, may be subject to United States income tax as if such interest was earned by a United States person.

Backup Withholding and Information Reporting

   In general, information reporting requirements will apply to payments of principal and interest made on an Offered Debt Security and the proceeds of the sale of an Offered Debt Security within the United States to non-corporate holders of the Offered Debt Securities, and "backup withholding" at a rate of 31% will apply to such payments if the holder fails to provide an accurate taxpayer identification number in the manner required or to report all interest and dividends required to be shown on its federal income tax returns.

   Information reporting on IRS Form 1099 and backup withholding will not apply to payments made by the Company or a paying agent to a non-United States person on an Offered Debt Security if, in the case of interest, the IRS Form described in clause (y) or (z) in paragraph (i) under "Income and Estate Tax" has been provided under applicable procedures, or, in the case of interest or principal, the certification described in clause (x) (d) in paragraph (i) under "Income and Estate Tax" and a certification that the beneficial owner satisfies certain other conditions have been supplied under applicable procedures, provided that the payor does not have actual knowledge that the certifications are incorrect.

   Payments of the proceeds from the sale of an Offered Debt Security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period (or, effective for payments made after December 31, 1999, a United States branch of a foreign bank or foreign insurance company or a foreign partnership controlled by United States persons or engaged in a United States trade or business), information reporting may apply to such payments. Payments of the proceeds from the sale of an Offered Debt Security to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

   Regulations recently issued by the IRS, which are currently proposed to become effective for payments made after December 31, 1999, make certain modifications to the certification procedures applicable to non-United States persons. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

   Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

   Interest on an Offered Debt Security that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042-S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

                              PLAN OF DISTRIBUTION

   HFC may sell the Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement will set forth the terms of the offering of the Offered Debt Securities and any Offered Warrants (collectively, the "Offered Securities"), including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to HFC from such sale, any underwriting discounts and other items constituting underwriters' compensation and any discounts and commissions allowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   If the Offered Securities are sold through underwriters, the Prospectus Supplement relating thereto will describe the nature of the obligation of the underwriters to take and pay for the Offered Securities. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms acting alone. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

   The Offered Securities may be sold directly by HFC or through agents designated by HFC from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered is named, and any commissions payable by HFC to such agent are set forth, in the Prospectus Supplement relating thereto.

   Underwriters and agents who participate in the distribution of the Offered Securities may be entitled under agreements which may be entered into with HFC to indemnification by HFC against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

   If so indicated in the Prospectus Supplement, HFC will authorize underwriters, dealers or other persons acting as HFC's agents to solicit offers by certain institutions to purchase Offered Securities from HFC pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by HFC. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Offered Securities are also being sold to underwriters, HFC shall have sold to such underwriters the Offered Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

   There can be no assurance that a secondary market will be created for the Offered Securities or, if it is created, that it will continue.

                                 ERISA MATTERS

   The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("Plans") that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with the ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of Offered Securities on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") prohibit certain transactions between a Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of Offered Securities should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

   HFC may be considered a "party in interest" or a "disqualified person" with respect to many Plans that are subject to ERISA. The purchase of Offered Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(c)(1) of the Code) and with respect to which HFC is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Offered Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment finds), PTCE 95-60 (an exemption for certain transactions involving life insurance general accounts), PTCE 96-23 (an exemption for certain transactions determined by in-house investment managers), or PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts). Any pension or other employee benefit plan proposing to acquire any Offered Securities should consult with its counsel.

                                 LEGAL OPINIONS

   The legality of the Offered Securities will be passed upon for HFC by John
W. Blenke, Vice President--Corporate Law for Household International, Inc., the parent of HFC. Sidley & Austin, Chicago, Illinois has acted as special tax counsel to HFC in connection with tax matters related to the issuance of Debt Securities. Certain legal matters will be passed upon for underwriters and agents by McDermott, Will & Emery, Chicago, Illinois. Mr. Blenke is a full-time employee and an officer of Household International and owns, and holds options to purchase, shares of Common Stock of Household International.

                                    EXPERTS

   The financial statements and schedules of HFC and its subsidiaries incorporated by reference in this Prospectus, to the extent and for the periods indicated in its reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                        PRINCIPAL OFFICE OF THE COMPANY

                               2700 Sanders Road
                        Prospect Heights, Illinois 60070

                                    TRUSTEE

                              The Bank of New York
                               101 Barclay Street
                            New York, New York 10286

                             REGISTRAR/PAYING AGENT

                        Deutsche Bank Aktiengesellschaft
                           Gross Gallusstrasse 10-14
                           D-60272 Frankfurt am Main
                                    Germany

              LUXEMBOURG PAYING AGENT/TRANSFER AGENT/LISTING AGENT

                    Banque Internationale a Luxembourg S.A.
                                69, route d'Esch
                               L-2953 Luxembourg

                                 LEGAL ADVISERS

             To the Company                       To the Underwriters
        as to United States Law                 as to United States Law
          John W. Blenke, Esq.                  McDermott, Will & Emery
           2700 Sanders Road                      227 W. Monroe Street
    Prospect Heights, Illinois 60070            Chicago, Illinois 60606

                                 To the Company
                          as to United States Tax Law
                                Sidley & Austin
                            One First National Plaza
                            Chicago, Illinois 60603

                            AUDITORS TO THE COMPANY

                              Arthur Andersen LLP
                             33 West Monroe Street
                            Chicago, Illinois 60603